EXHIBIT 10.3

LOCK-UP AGREEMENT

April 30, 2010

Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger, dated as of April 30, 2010 (the “Merger Agreement”), by and among Pioneer Power Solutions, Inc., a Delaware corporation (the “Parent”), and JEI Acquisition Corp., a Delaware corporation (“Merger Sub”), Jefferson Electric, Inc., a Delaware corporation (the “Company”), and Thomas Klink, as the Company Stockholder, pursuant to which Merger Sub has been merged with and into the Company with the Company as the surviving corporation (the “Merger”).  All of the terms used, but not otherwise defined, in this agreement shall have the same respective meanings as utilized in the Merger Agreement.

The undersigned, Thomas Klink (the “Company Stockholder”), was, prior to the Effective Time, the sole stockholder and owner of all of the Shares of the Company Common Stock. At the Effective Time, all of such Shares of Company Common Stock have been cancelled, and in exchange therefor, the Company Stockholder is entitled to receive 486,275 shares of Parent Common Stock constituting the Merger Consideration.  The Company Stockholder will benefit directly and indirectly from the consummation of the Merger under the Merger Agreement.  As a condition to the obligations of Parent and Merger Sub under the Merger Agreement, the Company Stockholder is required to execute this letter agreement regarding the lock-up of all of the shares of Parent Common Stock received by the Company Stockholder as Merger Consideration pursuant to the Merger Agreement.

1.          As a material inducement to Parent and Merger Sub to enter into the Merger Agreement, and as a condition to the obligations of Parent and Merger Sub under the Merger Agreement, and in recognition of the benefit that the Merger will confer upon the Company Stockholder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company Stockholder hereby agrees, for the benefit of Parent, that during the period commencing as of the Effective Time and ending eighteen (18) months thereafter (i.e., on October 31, 2011) (the “Lock-Up Period”), the Company Stockholder shall not, without the prior written consent of Parent: (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the shares of Parent Common Stock received by the Company Stockholder as Merger Consideration (the “Merger Consideration Shares”), or any securities into or for which any of the Merger Consideration Shares may be converted, exercised or exchanged, whether by operation of law or otherwise; or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Merger Consideration Shares (whether any such swap or other transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Merger Consideration Shares).

The parties further acknowledge and agree that the foregoing restriction shall preclude the Company Stockholder from engaging in any hedging or other transaction which is designed to, or which reasonably could be expected to or result in a sale or disposition of the Merger Consideration Shares, even if such Merger Consideration Shares would be disposed of by any party other than the Company Stockholder.  Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Merger Consideration Shares, or with respect to any security that includes, relates to or derives any significant part of its value from such Merger Consideration Shares.

2.           Notwithstanding the foregoing, the Company Stockholder may transfer any of the Merger Consideration Shares: (i) as a bona fide gift, provided that, prior to such transfer, the donee thereof agrees in writing to be bound by the restrictions set forth in this agreement; (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the Company Stockholder or his immediate family (as defined below), provided that, prior to such transfer, a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth in this agreement, and provided further that any such transfer shall not involve a disposition for value; or (iii) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order; provided that, prior to such transfer, the transferee agrees in writing that such transferee is receiving and holding any of the Merger Consideration Shares subject to the provisions of this agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In order to enable the aforesaid covenants to be enforced, the Company Stockholder hereby consents to the placing of legends and/or entry of stop transfer instructions or orders with Parent’s transfer agent in respect of any Merger Consideration Shares.

3.           Following the Effective Time and for the duration of the Lock-Up Period, the Company Stockholder shall at all times maintain good and marketable title to all of the Merger Consideration Shares, free and clear of all liens, encumbrances and claims whatsoever.

4.           The parties hereby acknowledge and agree that, pursuant to the Bank Loan Amendment, following the Effective Time, all of the Parent Common Stock issued to the Company Stockholder as Merger Consideration shall be subject to certain Permitted Liens granted to the Bank as set forth therein (the “Permitted Bank Lien”).  Notwithstanding anything to the contrary contained in this agreement, the grant of such Permitted Bank Lien in respect of the Parent Common Stock following the Effective Time and during the Lock-Up Period hereunder shall not in any manner whatsoever constitute a violation of any of the provisions of this agreement relating to a pledge of the shares of such Parent Common Stock or otherwise.

5.          This agreement shall in all respects be governed by, and construed in accordance with, the applicable laws of the State of Delaware, U.S.A., without giving effect to principles of conflicts of law.  Each party hereto irrevocably and unconditionally consents to submit the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if jurisdiction in such court is lacking, any court of the State of New York of competent jurisdiction sitting in New York City, in connection with any action, suit or proceeding arising out of or relating to this agreement and the transactions contemplated hereby, and agrees that service of process may be made in any manner acceptable for use in such New York courts.  Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement and/or the transactions contemplated hereby, in the above New York courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereby expressly waive the right to any jury trial in any action or proceeding involving this Agreement.

6.           The parties hereby acknowledge and agree that this agreement is irrevocable and shall be binding upon the Company Stockholder and his heirs, legal representatives, successors and permitted assigns.  This Agreement and/or any right, title or interest hereunder shall not be assigned by the Company Stockholder without the prior written consent of Parent and/or the Company.

7.           This agreement may be amended or modified only by a written agreement executed by all of the parties hereto.

8.           This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The facsimile signature of any party to this agreement shall have the same effect as a manual signature.

9.           This agreement will become a binding agreement among the parties as of the date hereof and will terminate on the expiration date of the Lock-Up Period (i.e., on October 31, 2011).

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Very truly yours,

/s/ Thomas Klink
Thomas Klink

Address:

2323 Ridgewood Road Grafton, Wisconsin 53024

ACCEPTED AND AGREED:

PIONEER POWER SOLUTIONS, INC.

By:	/s/ Nathan J. Mazurek

JEFFERSON ELECTRIC, INC.

By:	/s/ Thomas Klink